UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) August 19, 2014 (August 14, 2014)

HERTZ GLOBAL HOLDINGS, INC.

THE HERTZ CORPORATION

(Exact name of registrant as specified in its charter)

Delaware Delaware	001-33139 001-07541	20-3530539 13-1938568
(State of Incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

999 Vanderbilt Beach Road, 3rd Floor

Naples, Florida 34108

999 Vanderbilt Beach Road, 3rd Floor

Naples, Florida 34108

(Address of principal executive offices,
including zip code)

(239) 552-5800

(239) 552-5800

(Registrant’s telephone number,
including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

George W. Tamke has notified the Board of Directors of Hertz Global Holdings, Inc. and The Hertz Corporation (collectively referred to herein as “Hertz” or the “Company”) that he is retiring as a director and as Independent Lead Director of the Board.  Mr. Tamke has been a member of the Hertz Board for the past eight years, serving through its transition to a public company since the private equity consortium, which included Clayton, Dubilier & Rice, LLC, fully divested its equity in 2013.  Mr. Tamke retired from Clayton, Dubilier & Rice last year and believes now is the right time to transition from the Hertz Board.

The Board of Directors has designated current independent director, Linda Fayne Levinson, as Independent Lead Director of the Board.  Ms. Levinson joined the Hertz Board in 2012, and is currently Chair of the Nominating and Governance Committee, and a member of the Compensation Committee.  Ms. Levinson has demonstrated expertise in risk management and oversight as a director of several public companies, including her experience at NCR Corporation, where she has served as a director since 1997 and served as Lead Independent Director from 2007 to 2013.

Ms. Levinson gained general management experience at American Express, where she led the leisure travel and tour business; strategic experience as a Partner at McKinsey & Co.; and investment experience as a Partner at both Wings Partners, a private equity firm that took Northwest Airlines private, and GRP Partners, a venture capital investment fund investing in start-up and early-stage retail and electronic commerce companies.  In addition, Ms. Levinson’s extensive management and leadership experience, her in-depth knowledge of corporate governance issues and her diversity of perspective provide the Company with valuable insight with regard to Hertz’s global operations.

In addition, Scott Sider has announced he is retiring as Group President Rent A Car (“RAC”) Americas of Hertz, effective August 18, 2014.

Mr. Sider’s responsibilities in the United States and Canada are being assumed by Daniel Flynn, who becomes Senior Vice President, North America Car Rental Operations.  Michel Taride, Group President, International RAC, is assuming responsibility for the Company’s Latin America corporate and licensee businesses.

Mr. Flynn has been with Hertz for 21 years, including 14 years in car rental operations with increasing responsibilities in field and fleet management, as well as six years in the Company’s global process management area, including almost five years as Vice President, Global Process Management.  In this role, he managed process improvement activities crossing all business and functional areas, including the car rental business.  Since 2013, Mr. Flynn has successfully led the Company’s equipment rental Southeast Region as Regional Vice President.

Mr. Taride has been with Hertz for 34 years and in his current role as Group President, International RAC since January 2010.  Previously, he served as the Executive Vice President and President, Hertz Europe Limited and in a variety of other leadership and executive management roles for the Company’s European rental car operations.

In connection with Mr. Sider’s transition from the Company, Hertz has entered into a Separation Agreement and General Release (the “Separation Agreement”) dated August 18, 2014.  Pursuant to the Separation Agreement, Mr. Sider will receive, over the next two years, (i) an estimated (depending on interest rates) $4.25 million reflecting full vesting under the Company’s non-qualified pension plan for his 31 years of service; (ii) $2.66 million of severance; and (iii) the vesting of equity awards that would have vested on or before March 31, 2015.  The foregoing summary description of the Separation Agreement is qualified in its entirety by reference to the full text of the Separation Agreement, which is attached as Exhibit 10.1 and incorporated by reference herein.

Item 7.01 Regulation FD Disclosure

As previously disclosed, the Company will restate its 2011 and revise its 2012 and 2013 financial statements. The Audit Committee of the Company’s Board of Directors has directed the Company to conduct a review of the financial records for fiscal years 2011, 2012 and 2013 and their impact, if any, on 2014.  This review may identify additional errors and require Hertz to make further adjustments to the 2012 and 2013 financial statements.  If further errors to the 2012 and 2013 financial statements are determined to be material errors individually or in the aggregate, Hertz will need to also restate and withdraw reliance on those financial statements, and the Company would need to timely disclose this. To date, the Company has not changed its conclusion on 2012 and 2013, but can give no assurance that it may not reach a different conclusion.

As previously disclosed, the Company will file its outstanding Form 10-Qs and issue associated earnings releases following the completion of its ongoing accounting review. The Company is putting all of the necessary resources and efforts toward getting this resolved, and remediation activities are well underway. Hertz is in the process of implementing new procedures and controls, and the Company is strengthening the accounting and finance departments through the addition of new personnel. Hertz has recently hired Vincent Ciccolini as Senior Vice President and Corporate Controller, and Greg Jorgensen, Vice President, Research and Policy, to further strengthen the Accounting department.  They join Thomas (Tom) C. Kennedy, who was appointed Senior Executive Vice President and Chief Financial Officer of the Company, effective December 9, 2013; Robin Kramer, who was hired in May 2014 as Chief Accounting Officer (CAO); and Randy Walford, who was hired in April 2014 as its Vice President of SOX/Compliance.

The Company remains focused on continuing to run its business. During this interim period, the following information regarding its operational performance and outlook is being provided.

The Company now expects to be well below the low end of its 2014 guidance due to operational challenges in the rental car and equipment segments as well as the associated costs related to the accounting review previously disclosed. These ongoing challenges include:

•      Record level, industry-wide OEM vehicle recall activity, which has constrained the Company’s U.S. fleet available for rent;

•      Significantly higher-than-expected adjusted direct operating expense in U.S. rental car;

•      Issues and delays associated with the installation of its Enterprise Resource Planning (ERP) and counter systems, which have adversely impacted anticipated synergy capture flowing from the Dollar Thrifty acquisition; and

•      Continued soft demand in the equipment rental business segment.

Due to the foregoing, as well as potential revisions related to the ongoing accounting review, the Company has decided to withdraw its 2014 financial guidance.

U.S. RENTAL CAR

Total U.S. rental car revenue increased 4% in the 2014 second quarter compared to the 2013 second quarter.  The 2014 year-over-year revenue comparison is partially impacted by the termination of the Advantage vehicle sublease in November 2013.  While demand was trending ahead of plan, transaction days in the 2014 second quarter were tempered by already tight fleets in the face of rising OEM recall activity, which limited the Company’s ability to convert demand into transaction days. In the 2014 second quarter, transaction days increased 5% year over year.

The Company exited the first quarter of 2014 already tight fleeted, with March efficiency levels at approximately 81%.  In April, recall activity stepped up substantially.  Then, in June, the Company experienced a rapid, substantial increase in contracted bookings, further widening the gap between supply and demand.  U.S. rental car fleet efficiency was approximately 79% in the second quarter.

U.S. rental car total revenue per day (RPD) increased slightly year over year.  For the Hertz brand on airport, total RPD increased 5% on a 3% decline in transaction days.  Mix-adjusted total RPD in the second quarter was up 2%. The more limited fleet availability had a counter-intuitive effect on the Company’s rental car pricing beginning in June.  Fulfilling advance reservations and contracted business consumed the majority of available fleet.  This left the company without inventory to capture more of the higher-rate leisure close-in rentals, which typically generate greater ancillary sales.

By mid-third quarter, usable fleet net of recalls has risen substantially, allowing for better alignment of supply and demand.

INTERNATIONAL RAC

For International rental car, revenue grew 7% including currency effects in the 2014 second quarter compared to the 2013 second quarter, driven by a strong performance in Europe, which represented about 74% of the total segment’s revenue.  Europe’s revenue grew 5% as compared to the prior-year period, excluding currency, primarily driven by the expansion of the Firefly and Dollar Thrifty value brands, as well as CCL Vehicle Rentals Ltd., the Company’s insurance replacement acquisition from June 2013.  A 190 basis point improvement in European fleet efficiency was driven in part by 11% growth in transaction days. Europe total RPD declined in the quarter due to the rapid incremental volume growth in the value segment as the Company rolls out its Thrifty and Firefly brands.

In the Asia Pacific market, New Zealand continued strong, year-over-year revenue growth in the second quarter as that country continues to recover.  And Australia gained market share as airport revenue grew 10% over the prior year vs. the industry growth rate of 6%.

WORLDWIDE EQUIPMENT RENTAL

Worldwide equipment rental segment total revenue increased 1% including currency effects in the 2014 second quarter compared with the prior year, impacted in part by a lower level of new equipment and parts sales.  Rental revenues increased 3% including currency effects. Unfavorable year-over-year mix comparisons in certain industrial verticals have caused a slowdown in revenue growth in the first half of 2014.  Additionally, the Company’s sales force coverage has not kept pace with industry demand this year.  Hertz is ramping up hiring to reverse this decelerating trend.  And while the Company is immediately implementing tactics to realign the imbalance of its fleet supply and demand, it continues to invest in new equipment to capitalize on long-term growth opportunities.  In 2014, the Company expects to spend approximately $600 million on gross fleet purchases.

As previously reported, the equipment rental business’ transition into a new, publicly traded company is advancing.  The efforts to resolve the various accounting matters could push the timing of the actual separation beyond the first quarter of 2015 as originally projected.  However, actions to separate the equipment rental business continue.  Additional resources have been deployed so this work can be done in parallel with the resolution of the accounting matters.

ALL OTHER OPERATIONS

The Company has grouped information about Donlen fleet leasing and management services together with other business activities, such as its third party claim management services, under “all other operations.” All other operations revenue increased 9% over the same period last year.

The Company’s Donlen leasing operation turned in a strong quarter with revenue up 10% over last year driven by strong lease revenue, new account wins and expense controls.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this report, and in related comments by the Company’s management, include “forward-looking statements.” Forward-looking statements include information concerning the Company’s liquidity and its possible or assumed future results of operations, including descriptions of its business strategies. These statements often include words such as “believe,” “expect,” “project,” “potential,” “preliminary,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts” or similar expressions. These statements are based on certain assumptions that the Company has made in light of its experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate in these circumstances. The Company believes these judgments are reasonable, but you should understand that these statements are not guarantees of performance or results, and the Company’s actual results could differ materially from those expressed in the forward-looking statements due to a variety of important factors, both positive and negative, that may be revised or supplemented in subsequent reports on SEC Forms 10-K, 10-Q and 8-K. Some important factors that could affect the Company’s actual results include, among others, the thorough review of the Company’s internal financial records that is being conducted, additional time that may be required to complete the review, the ability of the Company to remediate any material weakness in its internal control over financial reporting and those that may be disclosed from time to time in subsequent reports filed with the SEC and those described under “Risk Factors” set forth in Item 1A of the annual report on Form 10-K for the year ended December 31, 2013 of the Company.  You should not place undue reliance on forward-looking statements. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits. The following Exhibit is filed herewith as part of this report:

Exhibit	Description

10.1	Separation Agreement and General Release, dated as of August 18, 2014, by and between Scott P. Sider, Hertz Global Holdings, Inc. and The Hertz Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERTZ GLOBAL HOLDINGS, INC. THE HERTZ CORPORATION
(Registrant)

By:	/s/ Thomas C. Kennedy
Name:	Thomas C. Kennedy
Title:	Senior Executive Vice President and Chief Financial Officer

Date: August 19, 2014